Exhibit 99.1

**PRESS RELEASE**

Contact:

Kenneth A. Martinek

Chairman, President &

Chief Executive Officer

(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. ANNOUNCES

FURTHER EXPANSION IN MASSACHUSETTS;

ESTABLISHMENT OF INSURANCE AGENCY

White Plains, New York – May 22, 2012 – Northeast Community Bancorp, Inc. (Nasdaq Global Market: NECB), the holding company for Northeast Community Bank, announced today that it has entered into a contract for a fourth branch location in the Commonwealth of Massachusetts, continuing its expansion in Massachusetts where the Bank currently has three branch offices and one loan production office. The Bank is also in the process of establishing and licensing a new insurance agency as a subsidiary of the Bank which will enable the Bank to offer certain insurance products to its customers and the general public.

Commenting on the new branch office and the new insurance subsidiary, Kenneth A. Martinek, Chairman, President and Chief Executive Officer of the Company, said “We are excited to add another branch to our operations in Massachusetts and will continue to look for other opportunities within the Commonwealth that are consistent with our business plan. We believe that the addition of the insurance agency subsidiary will compliment the existing services offered by Hayden Wealth Management, a division of the Bank that provides investment advisory and financial planning services to customer and the general public.”

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank. Northeast Community Bank is a federally chartered savings bank that operates four full-service offices in New York, three full service branches in Danvers, Plymouth and Framingham, Massachusetts and loan production offices in Danvers, Massachusetts and White Plains, New York.

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